                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-13534


                   SUPPLEMENT TO PROSPECTUS DATED JUNE 1, 2001

                                                              Dated: May 1, 2004

                                 STATE OF ISRAEL
                  FOURTH LIBOR FLOATING RATE ISSUE DOLLAR BONDS

Initial Interest Rate for the Bonds purchased during May 2004 is 2.125%. This interest rate was calculated as follows:

Applicable LIBOR  +   Number of basis points   =    Initial Rate
For May 2004          set by State of Israel
                      at beginning of this monthly
                      sales period

1.375%            +   75 BASIS POINTS          =    2.125%

Applicable LIBOR is then adjusted June 1, September 1, December 1 and March 1.

Bonds purchased in June 2004 will receive the rate and spread in effect for that sales period. Due to the May 2004 holiday schedule, the number of basis points above LIBOR for June 2004 will be set on Friday May 28, 2004, one business day before the first business day of June 2004. The applicable LIBOR rate will remain the six month LIBOR rate as of the bank day which is two business days prior to the first business day of the month in which we accept your subscription. Commencing with the July 2004 interest rates, the announcement day for the month's rates and spread will revert to the bank day which is two business days prior to the first business day of the month in which we accept your subscription.

Effective as of April 26, 2002, IRAs (including Roth IRAs) may purchase the Fourth LIBOR Floating Rate Issue Dollar Bonds offered under this prospectus in subscriptions of $3,000 or $3,500 and may buy subsequent bonds in minimum denominations of $2,500. Individuals who have purchased at least one bond for a minimum of $5,000 (or $3,000 or $3,500 in the case of an IRA) during the twelve-month period immediately preceding the additional purchase may purchase additional bonds in minimum denominations of $2,500. Additional bonds must be registered in the same name as the bonds satisfying the minimum purchase requirement.

This prospectus is also available in electronic format on the Internet web site maintained by the Development Corporation for Israel (DCI) at www.israelbonds.com. Effective as of September 1, 2002, Customer Information Forms and Investment Forms are also available to print from the DCI web site. Customer Information Forms and Investment Forms must be printed, completed and returned to DCI, and may not be submitted electronically. Other than this prospectus in electronic format, any information on the web site relating to this offering is not part of this prospectus and has not been approved or endorsed by Israel or DCI and should not be relied upon by investors.